UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 20, 2002

(Date of Earliest Event Reported)

PENN VIRGINIA RESOURCE PARTNERS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-16735	23-3087517
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Radnor Corporate Center, Suite 200,
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (610) 687-8900

Not Applicable

(Former Name, Former Address, and Former Fiscal Year, If Changed Since Last Report)

Item 9. Regulation FD disclosure.

On December 19, 2002, Registrant issued the following press release:

Penn Virginia Resource Partners, L.P.

One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: Frank A. Pici, Vice President and Chief Financial Officer

(610) 687-8900 Fax (610) 687-3688 E-Mail: invest@pvresource.com

PENN VIRGINIA RESOURCE PARTNERS, L. P. ANNOUNCES ACQUISITION OF COAL RESERVES AND FORMATION OF AN ALLIANCE WITH PEABODY ENERGY

ALSO ANNOUNCES A 2003 DISTRIBUTION INCREASE

RADNOR, Pa., December 19, 2002 -- Penn Virginia Resource Partners, L. P. (NYSE: PVR) today announced the acquisition of two properties containing approximately 120 million tons of coal reserves from Peabody Energy (NYSE: BTU) for cash and PVR Common Units. The purchase will be funded with $72.5 million of cash, 1.53 million Common Units and 1.23 million Class B Common Units. The Class B Common Units will be converted to Common Units upon approval by the Common Unit holders. As part of the transaction, Peabody will receive the right to share in the general partner's incentive distribution rights in exchange for additional properties Peabody may source to PVR in the future. Peabody will also have the right to a seat on the Board of Directors of PVR's general partner.

Approximately two-thirds of the reserves are located on the Lee Ranch property in New Mexico which Peabody will continue to operate as a surface mining operation. Annual production is expected to be 6.3 million to 6.7 million tons per year. Approximately one third of the acquired reserves are in the Federal #2 underground mine in Northern West Virginia which Peabody will also continue to operate. Annual production is expected to be 5.0 million to 5.2 million tons per year. Both sets of reserves are being leased back to Peabody by PVR for royalty rates which escalate annually over the life of the property's production. PVR estimates that these properties will contribute approximately $14.5 million to $15.5 million of cash flow in the first year. The royalty payments at both mining operations escalate over the first 95 million to 100 million tons resulting in an expected cash flow of between $22 million and $23 million at the peak in 2009 then are expected to decrease to between $14 million and $15 million as less tons are mined subject to royalties in the future.

PVR today also announced an increase in quarterly cash distributions of four percent, to $0.52 per unit, effective with the partnership's distribution for the first quarter of 2003, to be paid in May of 2003.

A. James Dearlove, Chief Executive Officer of Penn Virginia Resource Partners, L.P., said, "The agreement between PVR and Peabody Energy is important for a number of reasons. The transaction increases our reserve position by almost 25 per cent to 625 million tons while providing a degree of geographic diversity. Of greater importance, having Peabody, the world's largest private sector coal producer with a 9.1 billion ton reserve position, as a significant unitholder and alliance partner considerably enhances our opportunity to grow in the future. As an indication of our confidence in the future, we are pleased to announce a four percent increase, to $2.08 per unit annualized, in our distributions payable in May of 2003."

A conference call and webcast, at which management will discuss the acquisition, is scheduled for Friday, December 20, 2002 at 11:00 a.m. Eastern Time. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. You can participate in the conference call by phone by dialing 800-530-9601 or via the Internet by going to the Partnership's website www.pvresource.com. An on-demand replay of the conference call will be available at the Company's website for 14 days beginning after the call.

*****

Forward-looking statements: Penn Virginia Resource Partners, L.P. is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of PVR. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: acquisitions, expected commencement dates of coal mining, projected quantities of future coal production and cash flows generated by lessees producing coal from reserves leased from PVR, costs and expenditures, projected demand for coal, projected supply of coal, and lessee delays or defaults in making payments, all of which will affect revenue levels, prices, royalties and minimum rental payments received by PVR. Additional information concerning these and other factors can be found in PVR's press releases and public periodic filings with the Securities and Exchange Commission, including PVR's Annual Report on Form 10-K for the year ended December 31, 2001 filed on March 22, 2002. Except as required by applicable securities laws, PVR does not intend to update its forward-looking statements.

PVR was formed by Penn Virginia Corporation (NYSE: PVA) to manage coal properties currently in the Central Appalachian region of the United States. PVR also provides fee-based coal preparation and transportation facilities to some of its lessees to enhance their production levels and to generate additional coal services revenues. In addition to the coal business, PVR generates revenues from the sale of timber growing on its properties. PVR is headquartered in Radnor, PA.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2002	PENN VIRGINIA RESOURCE PARTNERS, L.P.
By: Penn Virginia Resource GP, LLC , General Partner

Name	By:/s/ Nancy M. Snyder
Title:	Nancy M. Snyder Vice President